UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549

                          SCHEDULE 13G
            Under the Securities Exchange Act of 1934


                     Prestige Jewelry, Inc.
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                        (Name of Issuer)


                 Common Stock, $0.001 par value
----------------------------------------------------------------
                 (Title of Class of Securities)


                            74111V102
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                         (CUSIP Number)


                         January 3, 2002
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     (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)

[X] Rule 13d-1(c)

[ ] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



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CUSIP No.  74111V102
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1.  NAMES OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES
    ONLY)

    B.M.M., LLC: 88-0440389

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2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (a)
                                                            [ ]
                                                            (b)
                                                            [ ]

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3.  SEC USE ONLY

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4.  CITIZENSHIP OR PLACE OF ORGANIZATION


    U.S.A
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  NUMBER OF      5.    SOLE VOTING POWER
   SHARES
BENEFICIALLY           1,435,000
  OWNED BY
    EACH         -----------------------------------------------
  REPORTING
 PERSON WITH     6.    SHARED VOTING POWER

                 -----------------------------------------------
                 7.    SOLE DISPOSITIVE POWER

                       1,435,000
                 -----------------------------------------------
                 8.    SHARED DISPOSITIVE POWER


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9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
    PERSON

    1,435,000


10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUES    [ ]
    CERTAIN SHARES

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11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    6.57%


12. TYPE OF REPORTING PERSON

    IN

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----------------------------------------------------------------
CUSIP No. 74111V102
----------------------------------------------------------------

----------------------------------------------------------------
1.  NAMES OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES
    ONLY)

    Denford Investments, LLC: 91-2047186

----------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (a)
                                                            [ ]
                                                            (b)
                                                            [ ]

----------------------------------------------------------------
3.  SEC USE ONLY

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4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    U.S.A

----------------------------------------------------------------
  NUMBER OF      5.    SOLE VOTING POWER
   SHARES              1,360,000
BENEFICIALLY
  OWNED BY       -----------------------------------------------
    EACH
  REPORTING
 PERSON WITH     6.    SHARED VOTING POWER


                 -----------------------------------------------
                 7.    SOLE DISPOSITIVE POWER

                       1,360,000
                 -----------------------------------------------
                 8.    SHARED DISPOSITIVE POWER


----------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
    PERSON

    1,360,000

----------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUES    [ ]
    CERTAIN SHARES

----------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    6.23%

----------------------------------------------------------------
12. TYPE OF REPORTING PERSON

    IN

----------------------------------------------------------------



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Item 1  (a) NAME OF ISSUER

        Prestige Jewelry, Inc.

        (b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

        11469 Olive Blvd., #262
        St. Louis, MO 63141

Item 2  (a) NAME OF ENTITIES FILING

        B.M.M., LLC

        Denford Investments, LLC

        (b)  ADDRESS  OF PRINCIPAL BUSINESS OFFICE,  OR  IF  NONE,
        RESIDENCE

        B.M.M., LLC: 5300 W. Sahara Ave., Ste. 101, Las Vegas,  NV
        89146

        Denford  Investments, LLC: 2333 Caringa Way #30, Carlsbad,
        CA 92009

        (c) CITIZENSHIP

        U.S.A.

        (d) TITLE OF CLASS OF SECURITIES

        Common Stock, $0.001 par value

        (e) CUSIP NUMBER

        74111V102

Item 3 IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b) or (c), CHECK WHETHER THE PERSON FILING IS A:

        (a) [ ] Broker or dealer registered under Section 15 of the Exchange Act.

        (b) [ ]   Bank  as  defined  in Section  3(a)(6)  of  the
          Exchange Act.

        (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

        (d) [ ] Investment company registered under Section 8 of the Investment Company Act.

        (e) [ ]  An investment adviser in accordance with Rule 13d-
          1(b)(1)(ii)(E);

        (f) [ ]   An  employee benefit plan or endowment fund  in
          accordance with Rule 13d-1(b)(1)(ii)(F);

        (g) [ ]   A  parent holding company or control person  in
          accordance with Rule 13d-1(b)(1)(ii)(G);

        (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

        (i) [ ] A church plan that is excluded from definition of an investment company under Section 3(c)(14) of the Investment Company Act;

        (j) [ ]  Group,   in   accordance   with   rule   13d-
          1(b)(1)(ii)(J).


Item 4  OWNERSHIP

        Reference is made to Items 5 though 12 of the Cover Pages of this Schedule. The aggregate number of shares of Common Stock of the Issuer owned by the reporting persons is 2,795,000 which represent 12.80% of the issued and outstanding Common Stock of the Issuer.

Item 5  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

        N/A

Item 6  OWNERSHIP OF  MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
       PERSON

        N/A

Item 7  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
        ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
        HOLDING COMPANY OR CONTROL PERSON

        N/A



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Item 8  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

        N/A

Item 9  NOTICE OF DISSOLUTION OF GROUP

        N/A

Item 10 CERTIFICATION

        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.












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                            SIGNATURE

     After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.


                              Date:  January 11, 2002

                              Signature: /s/ Steve Bonenberger
                                         ---------------------
                              Signature: /s/ Hal Crawford
                                         ---------------------

     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)



                          EXHIBIT INDEX

Exhibit Description


 A    Joint Filing Agreement





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Exhibit A

                     JOINT FILING AGREEMENT

     The undersigned hereby agree that a single Schedule 13G (or any amendment thereof) relating to the Common Stock of Prestige Jewelry, Inc., shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

                              Date:  January 11, 2002

                              /s/ Steve Bonenberger
                                  ------------------
                              /s/ Hal Crawford
                                  ------------------